FEDERAL DEPOSIT INSURANCE CORPORATION
                             Washington, D.C. 20429

                                    FORM F-3

                                 CURRENT REPORT


             Under Section 13 of the Securities Exchange Act of 1934

                           For the month of June 1997






                               Carolina State Bank
                           316 South Lafayette Street
                        Shelby, North Carolina 28150-5352
                                 (704) 480-4444















                         This document contains 4 pages.




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Item 1 - Changes in Control of Bank.

         Not applicable.

Item 2 - Acquisition or Disposition of Assets.

         Not applicable.

Item 3 - Legal Proceedings.

         Not applicable.

Item 4 - Changes in Securities.

         Not applicable.

Item 5 - Changes in Security for Registered Securities.

         Not applicable.

Item 6 - Defaults Upon Senior Securities.

         Not applicable.

Item 7 - Increase in Amount of Securities Outstanding.

         Not applicable.

Item 8 - Decrease in Amount of Securities Outstanding.

         Not applicable.

Item 9 - Submission of Matters to a Vote of Security Holders.

         Not applicable.

Item 10 - Changes in Bank's Certifying Accountants.

         Not applicable.






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Item 11 - Resignations of Bank's Directors.

         Not applicable.

Item 12 - Other Materially Important Events.

         On June 30, 1997, Carolina State Bank ("CSB") and First Charter Corporation ("FCC") entered into a Letter of Intent (the "Letter of Intent") for the acquisition of CSB by FCC (the "Acquisition"). In the Acquisition, FCC will acquire all of the outstanding shares of common stock, $4.50 par value per share, of CSB (the "CSB Common Stock") in exchange for 1.023 shares of common stock, $5.00 par value per share, of FCC (the "FCC Common Stock") for each share of CSB Common Stock. Pursuant to the Letter of Intent, FCC and CSB will negotiate a definitive agreement (the "Merger Agreement") providing for the Acquisition and containing customary terms and conditions of closing. As of June 30, 1997, 1,662,192 shares of CSB Common Stock were issued and outstanding, and there were outstanding employee stock options to purchase 58,600 shares.

         The Acquisition is intended to qualify as a tax-free reorganization and is anticipated to be accounted for as a pooling of interests. Consummation of the Acquisition is subject to certain additional conditions, including but not limited to (i) the negotiation of the Merger Agreement; (ii) the approvals of the shareholders of FCC and CSB; (iii) the approvals of applicable banking regulatory authorities; and (iv) the effectiveness of a registration statement related to the FCC Common Stock to be issued in the Acquisition.

         Immediately following the execution of the Letter of Intent, FCC and CSB entered into a Stock Option Agreement dated June 30, 1997, pursuant to which CSB granted FCC an irrevocable option to purchase up to 330,776 shares of CSB Common Stock (19.9% of the CSB Common Stock outstanding, before giving effect to the exercise of the option) at a price of $13.25 per share (the "Option"). The number of shares of CSB Common Stock subject to the Option will be increased to the extent that CSB issues additional shares of CSB Common Stock (otherwise than pursuant to an exercise of the Option) such that the number of shares of CSB Common Stock subject to option continues to equal 19.9% of the CSB Common Stock then issued and outstanding, without giving effect to the issuance of shares pursuant to an exercise of the Option. The Option was granted by CSB as a condition of and in consideration for FCC's offer and entering into the Letter of Intent. The Option is exercisable only upon the occurrence of certain events generally related to a change in control of or a material business combination by CSB. The Option also allows the holder thereof to require that CSB repurchase (at a price determined as specified in the Stock Option Agreement) the Option or the shares of CSB Common Stock acquired pursuant to the exercise of the CSB Option if certain conditions are met.

         FCC is a North Carolina corporation which is registered as a bank holding company. Through its two wholly-owned bank subsidiaries, First Charter National Bank and Bank of Union, a North Carolina-chartered bank, FCC operates 17 banking offices, all in North Carolina. As of June 30, 1997, FCC had total assets of approximately $565.2 million, total deposits of




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approximately $470.7 million and shareholders' equity of approximately $62.6 million. FCC Common Stock is traded on the Nasdaq National Market System under the symbol "FCTR".

Item 13 - Financial Statements and Exhibits.

         Not applicable.






                                                    Signatures

Under the requirements of the Securities Exchange Act of 1934, the Bank has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                             Carolina State Bank


                                             By:  /s/ Robert J. Jurek
                                                    Robert J. Jurek
                                                    Senior Vice President
                                                    and Chief Financial Officer

                                             Date:     July 10, 1997